AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BONANZA GOLD CORP.

FIRST:  The name of the Corporation is:

BRIGHTLANE CORP.

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Nevada is c/o Corporation Trust Company of Nevada, 311 S. Division Street, Carson City, NV, 89703, and the State of Nevada, and the name of the initial registered agent of the Corporation in the State of Nevada at said address is Corporation Trust Company of Nevada, 311 S. Division Street, Carson City, NV, 89703.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of Nevada.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 350,000,000 shares, $0.001 par value, 250,000,000 of which shall be of the same class and all of which are designated as common stock.

FIFTH:  Except as provided for in these restated articles of incorporation, the remaining 100,000,000 shares shall be divided into such series of preferred shares subject to such rights and preferences as may be determined by the directors of the company.

SIXTH: Directors need not be stockholders. The names and addresses of the current members of the board of Directors are:

    NAME

ADDRESS

    Steve Helm

3270 Sul Ross, Houston, Texas, 77098

SEVENTH: Powers of the Board.  The Board of Directors is expressly authorized and empowered:

(i)   Make, alter, amend, and repeal the By-Laws, subject to the power of the

Stockholders to amend the By-laws, which power may be exercised only by the affirmative vote of two-thirds of all of the outstanding shares of common stock of the Corporation entitled to vote. The vote must be by ballot at a duly constituted meeting of the Stockholders, the notice of which meeting must include the proposed amendment. This Article 7(i) may be amended only by the affirmative vote of two-thirds of all of the outstanding shares of common stock of the Corporation entitled to vote, which vote must be by ballot at a duly constituted meeting of the stockholders, the notice of which meeting must include the proposed amendment.

(ii)

Determine the accounts and books of the Corporation, which shall be open to stockholder inspection. No stockholder shall have any  right to inspect any of the accounts, books or documents of the Corporation, except as permitted by law, unless and until authorized to do so, by resolution of the Board of Directors or of the Stockholders of the Corporation;

(iii)

Issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefor, any real or personal property of the Corporation, including after-acquired property;

(iv)

Determine what part, if any, of the earned surplus of the Corporation shall be paid in dividends to the stockholders, and to direct and determine other use and disposition of any such earned surplus;

(v)

Fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose;

(vi)

Establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations;

(vii)

Designate, by resolution or resolutions passed by a majority of the whole

Board, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the By-Laws, shall have and may exercise the powers of the Board;

(viii)

Provide for the reasonable compensation of its own members by By-Laws, and to fix the terms and conditions upon which such compensation will be paid; and

(ix)

In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Nevada, of these Articles of Incorporation, and of the By-Laws of the Corporation.

(x)

A directors or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for Acts of omissions which involve intentional misconduct, fraud or a knowing violation of law or the unlawful payment of dividends.  Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

EIGHTH:  [Intentionally Omitted as provided for in N.R.S. Section 78.403(3)].

NINTH:  Except as otherwise provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

TENTH:  No contract or other transaction between this Corporation and any other Corporation shall be void or voidable because of the fact that any of  the directors of this Corporation are interested in, or are directors of, such other Corporation, provided that the fact that he or such other Corporation is so interested shall be disclosed or shall have been known to the Board of Directors of this Corporation; and any director of the Corporation who is also a director or officer of such other Corporation, or is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of  Directors of the Corporation which shall authorize such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

ELEVENTH:  The duration of this Corporation shall be perpetual.

   In Witness Whereof, we have executed the foregoing Restated Articles of Incorporation of BONANZA GOLD CORP. this 11TH day of September, 2015.

By:/s/ Steve Helm______________

   Steve Helm

   President & CEO, Sole Director

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